EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Comfort Systems USA, Inc. 2006 Equity Incentive Plan and Comfort Systems USA, Inc. 2006 Stock Options/SAR Plan for Non-Employee Directors of our reports dated February 27, 2006, with respect to the consolidated financial statements of Comfort Systems USA, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2005, Comfort Systems USA, Inc., management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Comfort Systems USA, Inc. filed with the Securities and Exchange Commission.

ERNST & YOUNG LLP

/s/ ERNST & YOUNG
ERNST & YOUNG
Houston, Texas
November 1, 2006